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GRACE                                                 CORPORATE HEADQUARTERS

                                                      W. R. Grace & Co.
                                                      1750 Clint Moore Road
                                                      Boca Raton, FL 33487-2707

                                                      Tel: (561)362-2000


                                                      October 26, 1998

Mr. Paul J. Norris
3 Meadowbrook Road
Chester, New Jersey  07930

Dear Paul:

         This letter agreement specifies the terms of your employment with W.
R. Grace & Co. (the "Company") as President & Chief Executive Officer (collectively, the "CEO"), which have been approved by the Company's Board of Directors (the "Board") and/or the Compensation Committee of the Board, as applicable. As you know, the Board is extremely pleased that you will be joining the Company and believes you will make a valuable contribution to the Company's future.

         If you agree with the terms of this letter agreement, please sign where indicated below and return one fully executed copy to me. An additional copy of this letter is also enclosed for your records.

Responsibilities

         Your employment with the Company as CEO will begin November 1, 1998. The Board will also elect you as a member of the Board commencing that date. Your title will be "President & Chief Executive Officer" of the Company; until the current Chairman retires (expected to be March 1, 1999), at which time it is the Board's intention that you will be elected Chairman and your title will become "Chairman, President & Chief Executive Officer".

         Your principal obligations, duties and responsibilities will be those that are generally inherent in the office and title of CEO. In this regard, all employees of the Company (and its subsidiaries) will report directly or indirectly to you. Your office will be located at the Company's Headquarters.

Term Of Agreement

         The initial term of your employment under this agreement will be for a period of three years, beginning on the date your employment with the Company commences, November 1, 1998, and ending on October 31, 2001 (such period is referred to in this

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agreement as your "Initial Employment Term"). Of course, you and the Board may agree to extend the term of your employment beyond your Initial Employment Term, under the same or different arrangements as those described in this agreement. Any such extension must be in writing, signed by you and an authorized member of the Board.

         If your employment as CEO of the Company continues after the Initial Employment Term, and no other arrangements have been mutually agreed in writing between you and the Board, then the arrangements described in this agreement will continue until changed by such mutual agreement, except as provided under the following section entitled "Severance Pay Arrangements".

         In any event, however, the Board will notify you of its intention regarding renewal or non-renewal of your employment as CEO beyond your Initial Employment Term, by no later than the end of December 2000.

Compensation

         During your Initial Employment Term, the following compensation provisions will apply:

1. Your annual base salary will be $725,000.00 (subject to annual review by the Board and the Committee), which will accrue and be paid to you in 24 semi-monthly regular payroll installments during each 12-month period. Your salary will cease to accrue immediately upon your termination of employment with the Company, whether you voluntarily cease performing services or otherwise. (Note, however, the severance provisions described below will apply if your employment terminates under certain circumstances during the Initial Employment Term.)

2. You will be eligible to participate in the Company's Annual Incentive Compensation Program beginning with the 1998 calendar year. The awards under this Program are in cash, are contingent upon individual performance, are paid on a calendar year basis and will be determined by the financial results of the Company as a whole. In addition, all annual incentive compensation awards are subject to approval by the Compensation Committee and the Board (except with respect to the special provisions for 1998 and 1999 described in the following paragraph).

         As CEO, you will be eligible for a targeted award under the program of 65% of your annual base salary; provided, however, your actual award for 1998 will be at a fixed amount of $250,000 and for 1999 your actual award will not be less than $471,250. (Note, the awards for each calendar year are currently scheduled to be paid in March of the following calendar year.)

         Annual incentive compensation awards are contingent upon your remaining an employee of the Company through the date of actual payment. However, with regard to the 1998 and 1999 award payments described above, if your employment

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         is terminated by the Company without "Cause" (as defined below) before the date of payment (including termination of your employment by the Company without "Cause" following a "change in control" of the Company, within the meaning of your "Executive Severance Agreement" described below), these payments (after reduced in accordance with the following paragraph) will be made in March 1999 and March 2000, respectively.

         If you become qualified for severance payments under the section below entitled "Severance Pay Arrangement", prior to the payment of the incentive award for 1999, then the amount of that award will be reduced to an amount equal to the percentage of 1999 that you were employed by the Company prior to your last date of employment with the Company. (For instance, if your last date of employment was March 31, 1999 - therefore you would have been employed for 25% of 1999 - then your incentive award for 1999 under this section would be reduced so that it would be equal to 25% of its orignal amount.)

3. You will receive a "non-statutory" stock option grant covering 439,026 shares of Grace Common Stock on November 1, 1998 with a strike price equal to the fair market value as of October 30, 1998. That grant will be made under the Company's 1998 Stock Incentive Plan, which will govern the terms of the grant, except as provided in this agreement. This option grant will vest in three equal installments, each covering 146,342 shares, on November 1, 1999, November 1, 2000 and November 1, 2001, respectively. However, if your are terminated by the Company without "Cause" during your Initial Employment Term (including termination of your employment by the Company without "Cause" following a "change in control" of the Company, within the meaning of your "Executive Severance Agreement" described below), or if the Company fails to offer to extend your employment term beyond October 31, 2001 (on conditions no less favorable to you as described in this agreement), or upon your death or disability as defined under the Company's Long- Term Disability Income Plan, then: (i) all such installments will vest immediately upon your termination of employment with the Company and (ii) you will have a period of 3 years after the date you cease such employment to exercise those options.

         Of course, the Compensation Committee will consider you for future stock option grants, at the time such grants are considered for other officers of the Company or at other appropriate times, in the judgment of the Committee.

4. You will be granted a restricted stock award covering 170,733 shares of Grace Common Stock on November 1, 1998, with the provision that you will vest in shares and the restrictions will lapse in three equal installments, each covering 56,911 shares, on November 1, 1999, November 1, 2000 and November 1, 2001 respectively; provided, however, all such installments will vest immediately upon termination of your employment by the Company without "Cause" (including termination of your employment by the Company without "Cause" following a

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         "change in control" of the Company, within the meaning of your
         "Executive Severance Agreement" described below), or upon your death or disability as defined under the Company's Long-Term Disability Income Plan.

         You will be eligible to vote such shares during the period of restriction and receive applicable dividends, if any, on such shares.

Special Stock Appreciation Payment

         The Company will make a stock appreciation payment to you calculated as described in the next sentence, in the event that you exercise any portion of the stock option granted to you under part 3 of the "Compensation" section of this agreement that become vested (such vested options are referred to below as the "Vested Initial Options"), at a time when the market value of a share of Grace Common Stock is greater than the option price per share of the grant. With regard to any such Vested Initial Options exercised by you, the stock appreciation payment by the Company will be equal to the result of the following equation: (i) the number of Vested Initial Options exercised, multiplied by (ii) a dollar amount equal to the option price per share of the grant minus $10.25.

         Alternatively, the Company will make a stock appreciation payment to you, if you cancel any portion of your Initial Vested Options, at a time when the market value of a share of Grace Common Stock is less than (or equal to) the option price per share of the grant, but greater than $10.25. In order to receive such a payment for canceled options, you must inform the Company's chief human resources officer in writing of your election to cancel any portion of your Initial Vested Options, and such cancellation will be effective on the date such writing is received by that officer. With regard to any Vested Initial Options cancelled in accordance with that procedure, the payment by the Company under this section will be equal to the result of the following equation: (i) the number of Vested Initial Options that are canceled, multiplied by (ii) a dollar amount equal to the "Fair Market Value" (as defined in the 1998 Grace Stock Incentive Plan) of a share of Grace common stock on the date that the cancellation is effective minus $10.25.

         In the event of your death at a time when your estate (or other authorized person) is entitled to exercise Vested Initial Options, in accordance with the terms of the 1998 Stock Incentive Plan, then the payments and procedures described in this section will apply with regard to such person.

Change In Control Severance Agreement

         Consistent with your election as an officer of the Company, the Company will enter into an "Executive Severance Agreement" (i.e., a so-called "golden parachute" agreement) with you, effective your first date of employment with the Company (i.e., November 1, 1998). The agreement will, in general, provide for a severance payment of 3 times the sum of your annual base salary plus your targeted annual incentive compensation award, and

                                      -4-
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certain other benefits, in the event your employment terminates under certain conditions following a "change in control" of the Company (within the meaning of your Executive Severance Agreement).

         The form of your Executive Severance Agreement will be the same as applicable to other elected officers of the Company.

Severance Pay Arrangement

         If your employment is terminated by the Company without "Cause" during your Initial Employment Term, or if the Company does not, by the end of December 2000, offer to extend your employment beyond October 31, 2001 (on conditions no less favorable to you as described in this agreement) and you in fact cease employment on October 31, 2001, then you will be entitled to the severance payment described in the next sentence. The severance payment will be 2 times a dollar amount equal to 165% of your annual base salary at the time your employment is terminated. The severance payment may be made to you in installments, at the same time and in the same manner as salary continuation payments, over a period of two years beginning as of the date you are terminated. However, at your option, the entire severance payment may be paid to you in a single lump sum as soon as practical after your termination (if approved by the Compensation Committee). If you receive this severance payment, you will not be entitled to any other severance pay from the Company.

         You will not, in any event, however, be entitled to the severance payment described above if, at the time your employment terminates, you are entitled to payments under your Executive Severance Agreement described above, or to disability income payments under the Grace "LTD Plan" and/or "ESP Plan" described below.

         Unless otherwise agreed by you and the Board (or as provided above), on the date your Initial Employment Term expires (i.e., October 31, 2001), this severance pay arrangement will no longer be applicable to you, and your continued employment with the Company will be as an employee "at will", subject to whatever other Company severance programs are applicable to senior officers at the time your employment terminates.

Supplemental Pension Arrangement

         You will be entitled to a supplemental pension from the Company, which considers your prior service with W. R. Grace & Co. (the successor of the Company) and with AlliedSignal, as if such service had been continuous service with the Company. The supplemental pension will be payable from the general assets of the Company -- it will not be pre-funded in any manner.

         The supplemental pension will be calculated by applying the Grace Salaried Retirement Plan and SERP benefit formula to all such prior service and all future service with the Company, and using your "final average compensation" (as defined by those plans) to

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derive a total retirement benefit. Then, any retirement benefits to which you are entitled to under the Grace Salaried Retirement Plan, the Grace SERP and any AlliedSignal defined-benefit retirement plans will be subtracted from such total retirement benefit. The supplemental pension that the Company provides will be equal to the amount of the remaining total retirement benefit after such subtraction.

         The benefit payment option applicable to the supplemental pension (e.g., a lifetime annuity, joint-and-spousal survivor annuity, etc.) will be the same as the payment option applicable to you under the Grace Salaried Retirement Plan.

         This supplemental pension arrangement will be paid to you only if your employment with the Company does not cease during your Initial Employment Term, or if you are terminated during that Term without "Cause" (including termination of your employment by the Company without "Cause" following a "change in control" of the Company, within the meaning of your Executive Severance Agreement). Thus, if you voluntarily terminate your employment before your Initial Employment Term expires, or if you are terminated for "Cause" prior to the expiration of that Term, you will not be entitled to the supplemental pension.

         For purposes of determining any supplemental pension that may be payable to you if you cease employment with the Company prior to receiving sixty consecutive months of compensation from the Company, your "final average compensation" (used to determine the supplemental pension) will only utilize compensation paid to you by the Company from November 1, 1998.

         Note, if the Grace Salaried Retirement Plan is amended in a manner that affects the calculation of benefits, while you are employed by the Company, then the supplemental pension may be adjusted in an equitable manner consistent with such amendment. Any such adjustment will be determined by the actuary for the Salaried Retirement Plan; but such adjustment may not in any event decrease your supplemental pension below an amount that would be calculated based on your years of service and "final average compensation" as of the day before the effective date of such amendment.

Definition Of Cause

         "Cause", for purposes of this agreement, means:

         (i) Commission by you of a criminal act (i.e., any act which, if successfully prosecuted by the appropriate authorities would constitute a crime under State or Federal law) or of significant misconduct, which has had or will have a direct material adverse effect upon the business affairs, properties, operations or results of operations or financial condition of Company,

         (ii) Refusal or failure of you to comply with the mandates of the Board, or failure by you to substantially perform your duties hereunder, other than such failure resulting from

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your total or partial incapacity due to physical or mental illness, which refusal or failure has not been cured within 30 days after notice has been given to you, or

         (iii) Breach of any of the terms of this agreement by you, which breach has not been cured within 30 days after notice has been given to you.

Relocation Assistance

         The Company will provide you with the relocation assistance under the Headquarters Office Relocation Policy for current employees (copy attached), except that the Company will provide you with 2 months salary, "grossed up" for taxes, to cover incidental relocation expenses (instead of 1 monthly salary provided by the Policy) and your "capital loss protection", if you sell your current residence to relocate to the Company's Headquarters, will not be limited to $25,000. In addition, appropriate temporary housing of your choice will be provided by the Company.

Company-Sponsored Benefit Plans and Programs

         As an employee and senior officer of the Company, you will be eligible to participate in various Company-sponsored benefit plans and programs (subject to their respective provisions and as they may be amended from time to time). Following is a brief description of the principal plans and programs:

1.       The Grace Deferred Compensation Program.

         This Program provides that you may elect to defer a portion of your base salary (from a minimum of $200 per month to a maximum of 25% of base salary) and all or a portion of your annual incentive compensation. Deferred amounts are credited with interest equal to the greater of (i) the prime rate plus 2 percentage points or (ii) 120% of the prime rate.

2. The W. R. Grace & Co. Retirement Plan for Salaried Employees ("Salaried Retirement Plan").

         This Plan is a "tax qualified" plan that provides a pension at retirement equal to 1.50% of "final average compensation" (as defined by the Plan, which includes annual base salary and annual incentive compensation for the 60 consecutive highest-paid months during the last 180 months of employment with the Company), less 1.25% of the primary Social Security benefits, multiplied by years of credited service.

         Your participation in the Grace Salaried Retirement Plan will commence on November 1, 1998 (i.e., your first date of employment) since you already satisfy the 1 year of service plan participation requirement, as a result of your prior eligible service with the Company. You have also satisfied the vesting requirements under the Plan, as a result of your prior service with the Company.

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3.       The W. R. Grace & Co. Supplemental Executive Retirement Plan ("SERP").

         The SERP is an unfunded Company plan that supplements benefits under the Grace Salaried Retirement Plan. The SERP pays retirement benefits which would otherwise be paid under the terms of the Salaried Retirement Plan, but for limits and exclusions imposed by tax law. For example, pension benefits related to base salary or incentive compensation awards, which an executive elects to defer, will be paid under the provisions of the SERP (not the Grace Salaried Retirement
         Plan). The SERP also pays any pension benefits that an executive accrues in excess of the "tax qualified" plan limits (currently $130,000 per year) and compensation limit (currently $160,000 per year). Participation, vesting and payment options in the SERP follow the same rules as the Grace Salaried Retirement Plan.

4.       The W. R. Grace & Co. Salaried Employee Savings & Investment Plan
         ("S&I Plan").

         Since you already satisfy the 1 year of service participation requirement, as a result of your prior eligible service with the Company, the S&I Plan permits you (beginning on November 1, 1998) to save a portion of your compensation up to a maximum permitted by law by contributing such amount to the Plan by payroll deduction. With respect to the first 6% you contribute, the Company will match $1 of Grace stock for each $2 you save. Your contributions are invested in one or more of seven funds at your option. Grace's S&I Plan is a so-called "401(k) plan" and, therefore, a portion of your contribution can, at your election, be treated as deferred income for tax purposes. Amounts of allowable contributions are subject to certain Internal Revenue Code limits, one of which limits annual before-tax savings amounts (for 1998, this limit is $10,000). The S&I Plan currently permits an 8% maximum savings rate for before-tax amounts.

         Note, however, your ability to contribute to the S&I Plan on a before-tax basis for 1998 may be limited, based on tax law limits and the contributions you may have already made during 1998 to an AlliedSignal 401(k) plan.

5.       The W. R. Grace & Co. Savings & Investment Plan Replacement Payment
         Program.

         This Program is designed to "make-up" matching Company contributions that are not paid due to the compensation threshold limit under the Internal Revenue Code. To be eligible to receive a "make-up" payment each year, an executive must participate in the S&I Plan at a rate of at least 6% during the entire year until he or she reaches the compensation limit. The replacement payment then equals 3% of the year's plan compensation in excess of the legally-imposed compensation limit (which is $160,000 for 1998).

         You may elect to receive your replacement payment by check at the time annual incentive compensation awards are paid or credited (which is currently in March of the year following the year to which the payment relates), or you may elect to defer the replacement payment you would otherwise receive. If you choose to defer the

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         payment, you will receive earnings credited under the Deferred
         Compensation Program.

6.       The W. R. Grace & Co. Long-Term Disability Income Plan ("LTD Plan").

         You will become eligible to participate in the LTD Plan on a voluntary and contributory basis on the first of the month following or coincident with your date of employment. (In your case, you will be eligible to commence participation on November 1, 1998.) Generally, the LTD Plan provides for a monthly income of 60% of base monthly earnings should you become disabled, within the meaning of the Plan. The maximum monthly benefit under the Plan is $30,000.

7.       Executive Salary Protection Plan ("ESP Plan").

         Consistent with your status as a senior officer of the Company, beginning with the first date of your employment with the Company (i.e., November 1, 1998), you will commence participation in the ESP Plan. Under the ESP Plan, in the event of your death while employed by the Company and prior to age 70, the Company will continue to pay a portion of your base salary to your beneficiary(ies) for a period of time depending upon your age at death. This Plan also provides certain disability benefits which are supplemental to the Company's LTD Plan.

8.       The W. R. Grace & Co. Voluntary Group Accident Insurance Plan.

         You will become eligible to participate in this Plan effective on the first date of employment (i.e., November 1, 1998). Participation is voluntary and requires employee contributions. Under the terms of the Plan, you may elect coverage of $10,000 through $500,000. Coverage is available on an individual basis or under a family plan.

9.       The W. R. Grace & Co. Business Travel Accident Insurance Plan.

         You will become a participant in this Plan effective on the first date of your employment with the Company (i.e., November 1, 1998). The Plan provides protection against death, permanent total disability or dismemberment. The principal sum is 5 times your annual base salary (with a maximum principal sum of $1,500,000). In your case, as in the case of other executives, the usual requirements that you be away from home or normal place of work and that you be on Company business do not apply in --- order to be eligible for coverage.

10.      The W. R. Grace & Co. Split-Dollar Life Insurance Program.

         Commencing on August 1, 1999, you will have life insurance coverage equal to 2 times your annual base salary rate under this Program. This Program provides for split premiums between you and the Company with life insurance coverage continuation into retirement and significant accumulation of cash value after fifteen years of participation.

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         Prior to the date you begin to participate in the Program, you will participate in the Company's basic group term life insurance plan under which coverage is 2 times your annual base salary.

         Supplemental life insurance coverage, which is voluntary, is also available at moderate rates based on your age, up to an additional 3 times your annual base salary (with a maximum of $1,500,000 of supplemental coverage). Dependent life insurance is also available to your spouse and unmarried dependent children to age 19 (or to age 23 if the child regularly attends school full-time).

11.      The W. R. Grace & Co. Group Medical and Dental Plans.

         Your participation under these plans are effective for eligible claims incurred commencing on the first day of your employment (i.e., November 1, 1998) and offers protection to you, your spouse and unmarried children to age 19 (age 23 if the child regularly attends school full-time). The Headquarters network medical plan utilizes an established network of doctors and hospitals in the South Florida area. Employees in the network area have a choice of two options: a Point-of-Service (POS) option allows them the choice of a network provider or the freedom to go outside the network for medical care; an HMO-like option locks them into using network providers. The network has been assembled by United Healthcare and includes Board Certified or Board Eligible physicians and quality area hospitals. Employees and their family get to choose a primary care physician who oversees all of their medical needs. As the medical plan is currently designed, your cost for participation will be 30% of the monthly cost of coverage (the Company will pay the remaining 70%).

         Also available is a flexible spending account plan (the "FSA Plan") for certain healthcare expenses (which are not covered by the basic medical or dental plan). By using the FSA Plan, you may pay those healthcare expenses on a pretax basis, up to $5,000 per year.

         Finally, the Company currently sponsors a plan that provides post-retirement medical coverage for eligible former employees. Under current plan provisions, you will qualify for that coverage, if you retire from the Company after you reach age 55 (since you currently satisfy the other eligibility requirement - i.e., you have 10 years of prior eligible service with the Company). In addition, as an alternative to the age 55 eligibility requirement, you will be deemed to satisfy that requirement (and the Company will provide you that coverage, or coverage that duplicates that coverage), if you are terminated by the Company without "Cause" during your Initial Employment Term (including termination of your employment by the Company without "Cause" following a "change in control" of the Company, within the meaning of your "Executive Severance Agreement). The cost of post-retirement medical coverage will be shared by you and the Company.

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12.      Executive Registry Program.

         Under this Program you will have access to a network of medical services offered by leading hospitals and medical centers in large cities throughout the U.S. and abroad. These hospitals and medical centers serve as sources where members can obtain high-quality emergency medical care while traveling or temporarily living away from home either in the U.S. or abroad.

Financial Counseling Program

         As an officer of the Company, you will be eligible to participate in the Company's Financial Counseling Program. This Program provides you with financial and estate planning and income tax preparation assistance. The Company will pay up to $9,000 per calendar year for reasonable expenses regarding such assistance.

Company Car

         The Company will arrange for you to lease, at the Company's expense, an automobile for use on Company business and for your personal use. The terms of the coverage will be the same as those provided for other officers of the Company, and you may elect either (i) to have the Company provide you with a new automobile of your choice in the larger Cadillac/Lincoln category or (ii) to have the Company purchase for you from AlliedSignal your current vehicle (a Lexus LX 470).

Executive Physical Program

         As an officer of the Company, you will be eligible to receive a Company-paid annual executive physical examination through the Cleveland Clinic of Florida.

Club Membership

         The Company will provide you with a membership at a country and luncheon club of your choice. The Company will pay your membership deposit; and annual dues will be paid by you.

Vacation

         As an officer of Grace, you will be entitled to four weeks paid vacation per full calendar year during your Initial Employment Term. You will be entitled to carryover unused vacation time in accordance with applicable Company policy.

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Security

         During your period of employment with the Company, the Company will provide appropriate security for you, your spouse and your primary residence (including your residence in New Jersey, until that residence is sold).

Indemnification Commitment

         The Company shall, to the extent permitted by applicable law, indemnify you and hold you harmless from and against any liability you may incur as a result of your performance of duties hereunder in accordance with the provisions of this agreement. The Company shall obtain such policy or policies of insurance as it may deem appropriate to effect this indemnification.

Air Travel

         In addition to the usual Company policies regarding air travel by senior officers on Company business, the Company will provide you with travel by chartered aircraft or with travel on an aircraft fractionally owned by the Company, at times requested by you, after the aircraft currently owned by the Company is no longer available.

Miscellaneous

         This Agreement may be amended, superseded or canceled only by a written instrument specifically stating that it amends, supersedes or cancels this Agreement, executed by you and the Company.

         You and the Company acknowledge that this agreement supersedes any other agreement between you and the Company concerning the subject matter hereof.

         If you have any questions regarding any expectations of your new position, please call me.

         If you have any questions regarding the compensation and Company benefit plans and programs, please feel free to call Bill Monroe, Vice President, Human Resources, at (561) 362-2221.

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

         Paul, we are very excited about your joining the Grace organization and look forward to a productive and mutually rewarding relationship.


                                            Sincerely,


                                            Albert J. Costello
                                            Chairman, President
                                            & Chief Executive Officer

Attachment
cc:  J. F. Akers
     W. L. Monroe
     J. J. Murphy


AGREED AND ACCEPTED:

-----------------------------
       Paul J. Norris

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